Exhibit 99.1

S.Y. Bancorp to Redeem Its 10% Trust Preferred Securities

LOUISVILLE, Ky.--(BUSINESS WIRE)--September 18, 2013--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that the Company will redeem $30 million, or the entire outstanding amount, of its 10% fixed-rate cumulative trust preferred securities on January 1, 2014. The redemption price will be equal to 100% of the aggregate liquidation amount of the trust preferred securities plus any accumulated and unpaid distributions thereon to the date of redemption. In November, a notice of redemption is expected to be mailed to security holders with details on the process and distribution of proceeds.

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "We are pleased that the Company's strong capital position allows us to extinguish this debt in full at this time. In doing so, we will eliminate related future interest costs, thereby adding $0.13 to our annual earnings per diluted share going forward."

The Company intends to use currently available cash to complete the redemption, which is subject to regulatory approval. Following the redemption, the Company's capital ratios are expected to remain well in excess of the regulatory minimum for well capitalized status. In connection with the redemption, the Company expects to write off approximately $1.3 million in unamortized debt issuance costs.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with more than $2.26 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. The trust preferred securities of S.Y. Bancorp Capital Trust II also trade on the NASDAQ Global Select Market under the symbol SYBTP.

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President,
Treasurer and Chief Financial Officer